MG Small Cap Fund 10f3

Transactions Q3 2000



	Security Purchased    	Comparison Security    	Comparison Security
Issuer	Signalsoft Corp.	i3 Mobile, Inc.	Vicinity Corp
Underwriters

Salomon Smith Barney,

DLJ, Lehman Bros, Banc of America Securities, CS First Boston, Dain Rauscher,

Deutsche Banc Securities,

First Union Securities, FleetBoston Robertson

Stephens, US Bancorp Piper Jaffray, UBS Warburg

		Deutsche Banc Alex Brown, Chase H&Q, Credit Suisse First Boston, etc.	JP Morgan, Bear Stearns, US Bancorp Piper Jaffray, etc.
Years of continuous operation, including predecessors	>3	>3	>3
Security	SGSF	IIIM	VCNT
Is the affiliate a manager or co-manager of offering?	No	Yes	No
Name of underwriter or dealer from which purchased	Salomon Smith Barney	n/a	n/a
Firm commitment underwriting?	Yes	Yes	Yes
Trade date/Date of Offering	8/3/2000	4/6/2000	2/8/2000
Total dollar amount of offering sold to QIBs	$ -	$ -	$ -
Total dollar amount of any concurrent public offering	$ 74,800,000	$ 81,600,000	$ 119,000,000
Total	$ 74,800,000	$ 81,600,000	$ 119,000,000
Public offering price	$ 17.00	$ 16.00	$ 17.00
Price paid if other than public offering price	-	n/a	n/a
Underwriting spread or commission	$ 1.19 (7%)	$ 1.12 (7%)	$ 1.19 (7%)
Shares purchased	500	n/a	n/a
$ amount of purchase	$ 8,500	n/a	n/a
% of offering purchased by fund	0.011%	n/a	n/a
% of offering purchased by associated funds*	0.016%	n/a	n/a
Total	0.027%	n/a	n/a
*Small Cap Active Equity